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                     May 8, 2023

       Lucas Haldeman
       Chief Executive Officer
       SmartRent, Inc.
       8665 E. Hartford Drive
       Suite 200
       Scottsdale, Arizona 85255

                                                        Re: SmartRent, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Response dated May
3, 2023
                                                            File No. 001-39991

       Dear Lucas Haldeman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology